Lihua International Reports First Quarter 2013 Financial Results

First Quarter Revenue Increases 29.1% Year-over-Year to $218.2 Million

DANYANG, CHINA — May 10, 2013 — Lihua International, Inc. (NASDAQ: LIWA) (“Lihua” or the “Company”), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products, copper wire and copper clad aluminum (“CCA”) wire, today announced financial results for the first quarter ended March 31, 2013.

First Quarter 2013 Financial Highlights (USD in Millions, except per-share data):

	Three Months Ended March 31,
	2013	2012	% Change
Revenue	$218.2	$169.1	+29.1%
Gross Profit	$21.1	$18.6	+13.0%
Net Income	$13.3	$11.5	+16.0%
Earnings Per Share (Diluted)	$0.44	$0.38	+18.4%
Non-GAAP Net Income	$13.4	$11.8	+13.4%
Non-GAAP Earnings Per Share (Diluted)	$0.45	$0.39	+15.4%
Adjusted EBITDA	$19.1	$16.7	+14.2%

As of March 31, 2013, Lihua had a strong balance sheet with $168.9 million in cash and cash equivalents, or $5.64 per diluted share, compared with $144.3 million, or $4.82 per diluted share, as of December 31, 2012. Cash flow from operations for the first quarter was $24.7 million, compared with cash flow from operations of $6.7 million in the first quarter of 2012.

First Quarter 2013 and Recent Business Highlights

•	In January 2013, completed construction of and launched production on the Company’s third dedicated copper anode smelter. This smelter produced over 1,200 tons of copper anode in March 2013, and is expected to reach designed annual capacity of 25,000 – 30,000 tons in the second quarter.

•	Also in January 2013, began construction of its fourth copper anode smelter. The Company expects to complete construction of this smelter by the end of the second quarter, bringing annual scrap copper refinery capacity to 150,000 – 170,000 tons from 125,000 – 140,000 tons.

•	Completed construction of all production, warehousing and storage facilities on 30-acre campus; construction of the remaining facilities will be completed this fiscal year.

•	Continued pre-commercial marketing activities for CCA cable and wire product.

Lihua International, Inc.

“In the first quarter of 2013, we achieved record quarterly shipments of copper anode as a result of our ongoing capacity expansion efforts, which helped offset the typical seasonal weakness due to the Chinese Spring Festival,” said Mr. Jianhua Zhu, Lihua’s founder, chairman and CEO. “Although margins continued to be impacted by product mix and ASP pressure, we increased net income 16% over the first quarter of 2012 based on continued strong demand from our customers.”

“Construction of our fourth dedicated copper anode smelter is on track to be completed by the end of the second quarter and is expected to commence volume production shortly thereafter. We are making substantive progress toward the commercial launch of our new CCA cable and wire product for the power transmission market. In the first quarter, we began discussions with several potential customers for the new product, and their initial reactions have been very positive. We are confident that these investments will further strengthen our leadership position in the markets we serve and contribute to sustainable growth in our business over the long-term. Our strong balance sheet, with $169 million in cash as of March 31, gives us the financial resources necessary to fund these exciting initiatives, which we believe will help Lihua build incremental shareholder value over time,” concluded Mr. Zhu.

First Quarter 2013 Financial Results

Sales for the first quarter of 2013 increased 29.1% to $218.2 million, compared with sales of $169.1 million in the first quarter of 2012. The increase in revenue was primarily driven by additional production and sales of copper anode and copper rod as a result of the Company’s capacity expansion. Lihua’s CCA and copper wire products, copper anode and copper rod accounted for sales of $87.0 million, $114.0 million and $17.3 million, respectively in the first quarter of 2013. This compares with CCA and copper wire sales of $89.6 million, copper anode sales of $63.0 million and cooper rod sales of $16.5 million in the first quarter of 2012. During the first quarter of 2013, the average selling price of Lihua’s products was $8,133 per ton, compared with $8,362 per ton in the same period last year.

Gross profit for the first quarter of 2013 was $21.1 million, an increase of 13.0% from gross profit of $18.6 million for the first quarter of 2012. As a percentage of total sales, gross margin declined to 9.6% in the first quarter of 2013 from 11.0% for the same period last year. The decrease was primarily due to a shift in product mix as we increased the production and sales of lower margin refined copper products, and the narrowing spread between scrap copper cost and copper prices in the first quarter of 2013.

Selling, general and administrative ("SG&A") expenses for the first quarter of 2013 were $3.1 million, compared with $2.8 million in the same period of 2012.

The Company recorded no interest expense in the first quarter of 2013, compared with interest expense of $143,779 in the first quarter of 2012.

For the three months ended March 31, 2013, provision for income tax expense was $4.7 million, compared with $4.3 million for the three months ended March 31, 2012. The effective tax rate for the first quarter of 2013 was 26.2%, compared to 27.2% for the first quarter of 2012.

Lihua International, Inc.

Net income for the first quarter of 2013 was $13.3 million, or $0.44 per share, based on 30.0 million weighted average diluted shares outstanding, compared with net income of $11.5 million, or $0.38 per share, based on 30.1 million weighted average diluted shares outstanding during the same period in 2012.

Non-GAAP net income for the first quarter of 2013 was $13.4 million, or $0.45 per diluted share, compared with non-GAAP net income of $11.8 million, or $0.39 per diluted share, for the first quarter of 2012. Non-GAAP net income excludes the net impact of warrant-related non-cash charges of $0.1 million and $0.4 million in the first quarters of 2013 and 2012, respectively.

Adjusted EBITDA for the three months ended March 31, 2013 was $19.1 million, compared with $16.7 million for the same period in the prior year.

Balance Sheet

As of March 31, 2013, Lihua had $168.9 million, or $5.64 per diluted share, in cash and cash equivalents, compared with $144.3 million, or $4.82 per diluted share, as of December 31, 2012. As of March 31, 2013, Lihua had working capital of $227.6 million and no debt.

Outlook

The Company began construction of a fourth copper anode smelter in January 2013 and expects to complete construction by the end of the second quarter of 2013. Once complete, Lihua’s aggregate scrap copper refinery capacity will increase to 150,000 – 170,000 tons per year. The Company has completed construction of all factory buildings and warehouse and storage facilities on its 30-acre plant site. The remainder of the site, which includes a new R&D center, office space and employee facilities, will be completed this fiscal year.

The Company expects full-year 2013 gross profit in the range of $95 - 98 million, and non-GAAP net income in the range of $62 - 65 million, representing year-over-year growth of 6.1 – 9.4% and 6.9 – 12.1%, respectively. The Company expects the growth in 2013 will be largely the result of copper anode capacity expansion.

Conference Call and Webcast

Management of Lihua International will host a conference call today, May 10, 2013 at 8:00 a.m. Eastern time to discuss the first quarter 2013 financial results. Individuals interested in participating in the conference may do so by dialing 1-877-941-1427 in the U.S. and Canada, or 1-480-629-9664 internationally.

Those interested in listening to the conference call live via the Internet may do so by visiting the Investor Relations section of the Company's Web site at:

http://www.lihuaintl.com/Investor_Relations/Events_Presentations.html.

Lihua International, Inc.

For those unable to participate, an audio replay of the call will be available beginning approximately one hour after the conclusion of the live call through March 29, 2013. The audio replay can be accessed by dialing 1-800-406-7325 from the U.S or Canada, or 1-303-590-3030 internationally, and entering access ID No. 4618350#. Following the live webcast, an online archive will be available for 90 days.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as Adjusted EBITDA to provide information about its operating trends. Investors are cautioned that non-GAAP net income and Adjusted EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles (“GAAP”).

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The Company defines Adjusted EBITDA as net income before depreciation and amortization, interest income/expense, income taxes, change in fair value of warrants and non-cash share-based compensation expenses. The non-GAAP net income and Adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income and Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the headings “Non-GAAP Net Income Calculation” and "Adjusted EBITDA Calculation" below.

Non-GAAP Net Income Calculation

	For Three Months Ended March 31,
	2013	2012
Net income	$13,311,187	$11,475,012
Gain on Extinguishment of Warrant Liabilities	-	-73,291
Change in fair value of warrants	108,000	430,000
Non-GAAP Net Income	$13,419,187	$11,831,721

Lihua International, Inc.

Adjusted EBITDA Calculation

	For Three Months Ended March 31,
	2013	2012
Net income	$13,311,187	$11,475,012
Depreciation and amortization	1,044,563	657,320
Share-based compensation expense	81,464	112,875
Gain on Extinguishment of Warrant Liabilities	-	-73,291
Change in fair value of warrants	108,000	430,000
Interest income	-170,751	-163,136
Interest expenses	-	-
Provision for income tax	4,714,688	4,277,346
Adjusted EBITDA	$19,089,151	$16,716,126

About Lihua International, Inc.

Lihua, through its two wholly owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China's rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua's products include CCA and refined copper products. Current product offerings include CCA and pure copper wire, copper rod and copper anode. Except for CCA wire, all other products are produced from recycled scrap copper. Lihua's products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua's corporate and manufacturing headquarters are located in the heart of China's copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company's email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Lihua International, Inc.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact:

The Piacente Group, Inc.

Investor Relations

Brandi Floberg or Lee Roth

(212) 481-2050

lihua@tpg-ir.com

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS EXPRESSED IN US DOLLARS)

	March 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$168,932,279	$144,300,290
Accounts receivable, net	42,024,583	45,284,923
Prepayments for raw material purchases	14,255,297	19,569,239
Other receivables, deposits and prepayments	193,302	559,955
Prepaid land use right – current portion	407,101	406,026
Deferred income tax assets	24,919	24,948
Inventories	21,531,298	17,844,405
Total current assets	247,368,779	227,989,786
OTHER ASSETS
Property, plant and equipment, net	46,419,651	47,197,115
Construction in progress	614,143	175,006
Prepaid land use right – long-term portion	18,494,015	18,546,658
Intangible assets	2,863	3,332
Total non-current assets	65,530,672	65,922,111
Total assets	$312,899,451	$293,911,897

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	9,573,476	3,891,110
Other payables and accruals	5,017,519	4,937,404
Income taxes payable	4,759,903	5,797,188
Warrant liabilities	462,000	354,000
Total current liabilities	19,812,898	14,979,702
Total liabilities	19,812,898	14,979,702

STOCKHOLDERS' EQUITY
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value: 75,000,000 shares authorized, 30,084,883 shares issued and 29,820,836 shares outstanding as of March 31, 2013 (December 31, 2012: 30,084,883 shares issued and 29,820,836 shares outstanding), respectively	3,008	3,008
Additional paid-in capital	79,339,385	79,257,921
Treasury stock, at cost, 264,047 shares and 264,047 as of March 31, 2013 and December 31, 2012, respectively	(2,126,597)	(2,126,597)
Statutory reserves	15,540,605	14,566,846
Retained earnings	182,500,548	170,163,120
Accumulated other comprehensive income	17,829,604	17,067,897
Total stockholders' equity	293,086,553	278,932,195
Total liabilities and stockholders' equity	$312,899,451	$293,911,897

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months Ended
	March 31,

	2013	2012

NET REVENUE	$218,229,539	$169,086,267

Cost of sales	(197,174,187)	(150,451,275)

GROSS PROFIT	21,055,352	18,634,992

Selling expenses	(680,680)	(686,006)
General and administrative expenses	(2,405,784)	(2,097,834)

Income from operations	17,968,888	15,851,152

Other income (expenses):
Interest income	170,751	163,136
Gain on extinguishment of warrant liabilities	-	73,291
Change in fair value of warrants	(108,000)	(430,000)
Other income (expenses)	(5,764)	94,779
Total other income (expenses)	56,987	(98,794)

Income before income taxes	18,025,875	15,752,358
Provision for income taxes	(4,714,688)	(4,277,346)

NET INCOME	$13,311,187	$11,475,012

OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	761,707	208,402

COMPREHENSIVE INCOME	$14,072,894	$11,683,414

Net income per share
Basic	$0.45	$0.39
Diluted	$0.44	$0.38

Weighted average number of shares outstanding
Basic	29,820,836	29,800,624
Diluted	29,952,867	30,080,154

Lihua International, Inc.

LIHUA INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS EXPRESSED IN US DOLLARS)

	Three Months Ended March 31,

	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$13,311,387	$11,475,012
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,044,563	657,320
Share-based compensation	81,464	112,875
(Gain) on extinguishment of warrant liabilities	-	(73,291)
Change in fair value of warrants	108,000	430,000
Deferred income tax benefits	95	179,426
(Increase) decrease in assets:
Accounts receivable	3,375,085	2,829,666
Prepayments for raw material purchases	5,352,699	(6,020,960)
Other receivables, deposits and prepayments	372,431	879,411
Inventories	(3,634,076)	(2,056,628)
Increase (decrease) in liabilities:
Accounts payable	5,663,389	(889,271)
Other payables and accruals	44,734	(371,130)
Income taxes payable	(1,051,026)	(467,079)
Net cash provided by operating activities	24,668,545	6,685,351
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment and construction in progress	(457,225)	(146,645)
Deposits for plant and equipment	-	(3,754,080)
Net cash used in investing activities	(457,225)	(3,900,725)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividend paid	-	(496,423)
Net cash used in financing activities	-	(496,423)
Foreign currency translation adjustment	420,669	68,258
INCREASE IN CASH AND CASH EQUIVALENTS	24,631,989	2,356,461
CASH AND CASH EQUIVALENTS, at the beginning of the period	144,300,290	105,637,627
CASH AND CASH EQUIVALENTS, at the end of the period	$168,932,279	$107,994,088
MAJOR NON-CASH TRANSACTION:
Share-based compensation to employees and directors	$81,464	$112,875
Issuance of common stock to settle warrant liabilities	-	311,704
SUPPLEMENTAL DISCLOSURE INFORMATION
Cash paid for income taxes	$5,765,619	$4,564,999